EXHIBIT (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 93 to Registration Statement No. 002-42722 on Form N-1A of our reports dated December 18, 2013 relating to the financial statements and financial highlights of the Fund and Portfolio listed on the attached Appendix A, one of the funds constituting Eaton Vance Series Trust II (the Trust), appearing in the Annual Report on Form N-CSR of the Trust for the year ended October 31, 2013, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

June 26, 2014

Appendix A

Report Date

Funds

December 18, 2013

Eaton Vance Income Fund of Boston

December 18, 2013

Boston Income Portfolio